                                                                    EXHIBIT 99.1





            PUERTO RICAN CEMENT ANNOUNCES SIMULTANEOUS SIGNING OF
              AGREEMENTS FOR TWO ACQUISITIONS IN THE PUERTO RICO
                              READY MIX INDUSTRY


        SAN JUAN, October 4, 1995 Puerto Rican Cement Company, Inc. (NYSE:PRN) today announced that it has entered into agreements for the acquisition of Concreto Mixto Inc. and Ready Mix Concrete Inc. Both companies are privately owned and hold a strong position in the ready-mix concrete market in Puerto Rico with a total of 20 batching plants, which traditionally have serviced the major construction areas in Puerto Rico. The 1994 annual sales reported by the two companies aggregated $64 million and the companies employ a total of 395 employees.

Miguel A. Nazario, President and Chief Executive Officer of Puerto Rican
Cement said: "With these acquisitions, Puerto Rican Cement joins the global movement within the cement industry for vertical integration. The ready-mix operations will serve as a means of increasing our operational efficiency and achieving growth within our core business. Furthermore, with the consolidation of the cement industry, it is imperative for all producers to implement strategic plans to solidify their financial and commercial standing to remain competitive."

Consummation of each acquisition is subject to completion of Puerto Rican Cement's due diligence review and certain regulatory approvals.

Puerto Rican Cement, which employs 550 people, produces cement and related products, including Portland grey cement, hydrated lime, and multiwall paper bags, and engages in realty operations. It reported net annual sales for 1994 of $92.8 million and operates the leading manufacturing facility in Puerto Rico for Portland type I grey cement with a rated capacity of 1 million tons per year.



October 4, 1995







                                    page 2